Exhibit (n)(2)

Schedule A to

Multiple Class of Shares Plan for Spartan Index Funds

Dated November 17, 2005

Fidelity Commonwealth Trust

Fund/Class	Class Level Redemption Fee (as a % of amount redeemed)
Spartan 500 Index Fund:
Investor Class	0.50
Fidelity Advantage Class	0.50

Fidelity Concord Street Trust

Fund/Class	Class Level Redemption Fee (as a % of amount redeemed)
Spartan Total Market Index Fund:
Investor Class	0.50
Fidelity Advantage Class	0.50

Spartan Extended Market Index Fund:
Investor Class	0.75
Fidelity Advantage Class	0.75

Spartan International Index Fund:
Investor Class	1.00
Fidelity Advantage Class	1.00

Spartan Short-Term Treasury Bond Index Fund:
Investor Class	None
Fidelity Advantage Class	None

Spartan Intermediate Treasury Bond Index Fund:
Investor Class	None
Fidelity Advantage Class	None

Spartan Long-Term Treasury Bond Index Fund:
Investor Class	None
Fidelity Advantage Class	None